Offer to Purchase for Cash
                                      Up to
                            19,902,000 Common Shares
                                       of
                            W.P. Stewart & Co., Ltd.
                                       at
                               $1.60 Net Per Share

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THE OFFER, WITHDRAWAL RIGHTS AND PRORATION PERIOD WILL EXPIRE AT 5:00 P.M., EASTERN TIME, ON WEDNESDAY, JULY 9, 2008 UNLESS THE OFFER IS EXTENDED
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                                                                    May 28, 2008

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

      We have been appointed by Arrow Masters LP, a Delaware limited partnership, Arrow Partners LP, a Delaware limited partnership, and Arrow Offshore, Ltd., a Cayman Islands exempted company (collectively "Purchaser"), to act as Information Agent in connection with Purchaser's offer to purchase up to 19,902,000 common shares, par value $.001 per share (the "shares"), of W.P. Stewart & Co., Ltd. (the "Company"), at a purchase price of $1.60 per share, net to the seller in cash (subject to applicable withholding of United States federal, state and local taxes), less the per share amount of dividends, if any, declared and payable by the Company between May 28, 2008 and the date on which the Purchaser becomes record holder of the shares, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated May 28, 2008 (the "Offer to Purchase"), and in the related letter of transmittal (which, as amended or supplemented from time to time, together constitute the "Offer") enclosed herewith. Holders of shares whose certificates for such shares are not immediately available or who cannot deliver their share certificates and all other required documents to Computershare, the depositary for the Offer (the "depositary") on or prior to the expiration date (as defined in the Offer to Purchase), or who cannot complete the procedure for book entry transfer on a timely basis, must tender their shares according to the guaranteed delivery procedures set forth in Section 2 of the Offer to Purchase.

      Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold shares registered in your name or in the name of your nominee.

      Enclosed herewith for your information and forwarding to your clients are copies of the following documents:

      1.    The Offer to Purchase.

      2. The letter of transmittal to tender shares for your use and for the information of your clients. Facsimile copies of the letter of transmittal may be used to tender shares.

      3. The Notice of Guaranteed Delivery for shares to be used to accept the Offer if share certificates are not immediately available or if such certificates and all other required documents cannot be delivered to the Company on or prior to the expiration date or if the procedure for book-entry transfer cannot be completed by the expiration date.

      4. A printed form of letter which may be sent to your clients for whose accounts you hold shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer.

      5. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

      6.    A return envelope addressed to the Company.

      Your prompt action is requested. Certain conditions to the Offer are described in Section 13 to the Offer to Purchase. We urge you to contact your clients as promptly as possible. Please note that the Offer and withdrawal rights expire at 5:00 pm, Eastern time, on Wednesday, July 9, 2008, unless the Offer is extended.

      The Offer is being made pursuant to the terms of an Investment Agreement dated as of May 20, 2008, between the Purchaser and the Company.

      In order to take advantage of the Offer, (1) a duly executed and properly completed letter of transmittal (or a facsimile thereof) and any required signature guarantees, or an agent's message (as defined in the Offer to Purchase) in connection with a book-entry delivery of shares, and other required documents should be sent to the depositary, and (2) either share certificates representing the tendered shares should be delivered to the depositary or such shares should be tendered by book-entry transfer and a book-entry confirmation (as defined in the Offer to Purchase) with respect to such shares should be delivered to the depositary, all in accordance with the instructions set forth in the letter of transmittal and the Offer to Purchase.

      Holders of shares whose share certificates are not immediately available or who cannot deliver their share certificates and all other required documents to the depositary on or prior the expiration date of the Offer, or who cannot complete the procedure for delivery by book-entry transfer on a timely basis, must tender their shares according to the guaranteed delivery procedures set forth in Section 2 of the Offer to Purchase.

      In all cases, payment for shares accepted for payment pursuant to the offer will be made only after timely receipt by the depositary of (1) the certificates for (or a timely book-entry confirmation (as defined in the Offer to Purchase) with respect to) such shares, (2) a letter of transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer effected pursuant to the procedures set forth in section 2 of the Offer to Purchase, an agent's message (as defined in the Offer to Purchase), and (3) any other documents required by the letter of transmittal. Accordingly, tendering shareholders may be paid at different times depending on when certificates for shares or book-entry confirmations with respect to shares are actually received by the depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE OF THE SHARES TO BE PAID BY THE PURCHASER, REGARDLESS OF ANY EXTENSION OF OR AMENDMENT TO THE OFFER OR ANY DELAY IN PAYING FOR SUCH SHARES.

      The Purchaser will not pay any commissions or fees to any broker, dealer or other person (other than the depositary and MacKenzie Partners, Inc. (the "information agent") (as described in the Offer to Purchase)) for soliciting tenders of shares pursuant to the Offer. The Purchaser will, however, upon request, reimburse you for customary clerical and mailing expenses incurred by you in forwarding any of the enclosed materials to your clients. The Purchaser will pay or cause to be paid any stock transfer taxes payable on the transfer of shares to it, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

      Inquiries you may have with respect to the Offer should be addressed to the undersigned information agent, at the respective addresses and telephone numbers set forth on the back cover of the Offer to Purchase. Additional copies of the enclosed materials may be obtained from the information agent.

                                                        Very truly yours,


                                                        MACKENZIE PARTNERS, INC.

Nothing contained herein or in the enclosed documents shall render you or any other person, the agent of the Purchaser, the depositary or the information agent, or any affiliate of any of them, or authorize you or any other person to make any statement or use any document on behalf of any of them in connection with the Offer other than the enclosed documents and the statements contained therein.